EXHIBIT 99.1

Intelligent Systems Reports Fourth Quarter 2018 Results

NORCROSS, Ga., March 13, 2019 (GLOBE NEWSWIRE) -- Intelligent Systems Corporation [NYSE American: INS; www.intelsys.com] announced today its financial results for the three and twelve months ended December 31, 2018.

“We are reporting good results from licensing and professional services activity for the fourth quarter, continuing the progress shown in the three previous quarters of the 2018 year. Even though results were very good in comparison with the previous years’ quarter, I am going to be a 'broken record' by emphasizing we manage to, and I think we are best measured because of our enterprise size, on an annual basis rather than quarter to quarter,” commented Leland Strange, CEO of Intelligent Systems. “There may very well be quarters in 2019 where we don’t compare favorably,” continued Strange, “but we expect our 2019 full year to be nicely up from 2018 in both revenues and operating profit.”

“We continue to add resources to our team and they continue to work long hours on significant long-term projects for several customers – both licensing and processing customers. We also continue to invest in the expansion of our processing capabilities and hardening of our platforms for both our own use and for our licensing customers. Recently, our solution has been introduced and utilized in several new international geographic areas including China,” stated Strange.

Financial Highlights for the three and twelve months ended December 31, 2018

Total revenues of $6,054,000 and $20,100,000 in the three and twelve month periods, respectively, represented growth of 138 percent and 119 percent, respectively, as compared to the same periods in 2017.

Income (loss) from operations was $2,268,000 and $6,142,000 for the three and twelve month periods, respectively, compared to a loss from operations of $704,000 and $1,502,000, respectively, in the comparable prior year periods.

Net income (loss) was $2,427,000 and $6,244,000 for the three and twelve month periods, respectively, compared to a net loss of $650,000 in the comparable prior year quarter and net income of $374,000 in the comparable prior year.

Earnings per diluted share was $0.27 for the quarter and $0.70 for the year ended December 31, 2018.

Investor Conference Call Today

The company is holding an investor conference call today, March 13, 2019, at 11 A.M. Eastern Standard Time.  Interested investors are invited to attend the conference call by dialing (855) 766-6518 and entering conference ID 8573248.  A transcript of the call will be posted on the company’s website at www.intelsys.com as soon as available after the call.

The company will file its Form 10-K for the year ended December 31, 2018 with the Securities and Exchange Commission today, March 13, 2019. For additional information about reported results, investors will be able to access the Form 10-K on the company’s website at www.intelsys.com or on the SEC site, www.sec.gov.

About Intelligent Systems Corporation

For over thirty-five years, Intelligent Systems Corporation [NYSE American: INS] has identified, created, operated and grown technology companies.  The company’s principal operations are CoreCard Software, Inc. (www.corecard.com) and its affiliate companies. CoreCard designs, develops, and markets a comprehensive suite of software solutions to corporations, financial institutions, retailers and processors to manage their credit and debit cards, prepaid cards, private label cards, fleet cards, loyalty programs, and accounts receivable and small loan transactions.  CoreCard also offers prepaid and credit card processing services using its proprietary software solutions.   Further information is available on the company’s website at http://www.intelsys.com or by calling the company at 770-381-2900.

In addition to historical information, this news release may contain forward-looking statements relating to Intelligent Systems Corporation and its subsidiary and affiliated companies. These statements include all statements that are not statements of historical fact regarding the intent, belief or expectations of Intelligent Systems Corporation and its management with respect to, among other things, results of operations, product plans, and financial condition. The words "may," "will," "anticipate," "believe," "intend," "expect," "estimate," "plan," "strategy" and similar expressions are intended to identify forward-looking statements.  Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties and that actual results may differ materially from those contemplated by such forward-looking statements. The company does not undertake to update or revise any forward-looking statements whether as a result of new developments or otherwise, except as required by law. Among the factors that could cause actual results to differ materially from those indicated by such forward-looking statements are instability in the financial markets, delays in product development, undetected software errors, competitive pressures, changes in customers’ requirements or financial condition, market acceptance of products and services, the impact of new or changes in current laws, regulations or other industry standards, risks relating to unauthorized access to confidential information due to criminal conduct, attacks by hackers, employee or insider malfeasance and/or human error, and declines in general economic and financial market conditions, particularly those that cause businesses to delay or cancel purchase decisions.

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
	(unaudited)	(unaudited)	(audited)	(audited)
Revenue
Services	$ 4,994	$ 2,546	$ 18,751	$ 9,089
Products	1,060	−	1,349	90
Total net revenue	6,054	2,546	20,100	9,179
Cost of revenue
Services	2,416	1,434	8,388	4,384
Products	−	−	136	87
Total cost of revenue	2,416	1,434	8,524	4,471
Expenses
Marketing	15	43	255	255
General and administrative	469	367	1,826	1,588
Research and development	886	1,406	3,353	4,367
Income (loss) from operations	2,268	(704)	6,142	(1,502)
Other income (loss)	(22)	62	106	1,904
Income (loss) before Income taxes	2,246	(642)	6,248	402
Income taxes	(181)	8	4	28
Net income (loss)	$ 2,427	$ (650)	$ 6,244	$ 374
Earnings (loss) per share attributable to Intelligent Systems Corporation:
Basic	$ 0.28	$ (0.07)	$ 0.71	$ 0.04
Diluted	$ 0.27	$ (0.07)	$ 0.70	$ 0.04
Basic weighted average common shares outstanding	8,817,988	8,777,988	8,796,321	8,766,425
Diluted weighted average common shares outstanding	8,984,804	8,777,988	8,948,518	8,881,814

CONSOLIDATED BALANCE SHEETS
(audited, in thousands)

As of December 31,	2018	2017
ASSETS
Current assets:
Cash	$ 18,919	$ 14,024
Marketable securities	349	438
Accounts receivable, net	3,731	1,208
Notes and interest receivable, current portion	581	16
Other current assets	1,202	2,373
Total current assets	24,782	18,059
Investments	760	1,035
Notes and interest receivable, net of current portion	1,745	1,250
Property and equipment, at cost less accumulated depreciation	1,513	1,262
Other long-term assets	504	173
Total assets	$ 29,304	$ 21,779
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$ 272	$ 321
Deferred revenue, current portion	781	853
Accrued payroll	1,145	595
Accrued expenses	71	98
Income tax payable	284	--
Other current liabilities	719	408
Total current liabilities	3,272	2,275
Deferred revenue, net of current portion	111	51
Total stockholders’ equity	25,921	19,453
Total liabilities and stockholders’ equity	$ 29,304	$ 21,779

For further information, call
Matt White, 770-564-5504
or email to matt@intelsys.com